UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 28, 2007
VMS NATIONAL PROPERTIES JOINT VENTURE
(Exact name of registrant as specified in its charter)

Illinois (State or Other Jurisdiction of Incorporation)	0-14194 (Commission File Number)	36-3311347 (IRS Employer Identification No.)

55 Beattie Place, P.O. Box 1089 Greenville, South Carolina (Address of principal executive offices)	29602 (Zip Code)
Registrant’s telephone number, including area code
(864) 239-1000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.
     March 28, 2007 marked the expiration of the period during which limited partners of VMS National Residential Portfolio I (“Portfolio I”) and VMS National Residential Portfolio II (“Portfolio II”) could object to the transactions (the “Affiliated Contribution” and “Unaffiliated Sales” and collectively, the “Transactions”) described in a proxy statement-prospectus mailed to limited partners on or about February 22, 2007, as supplemented (the “Proxy Statement-Prospectus”). The properties to be contributed to AIMCO Properties, LLC in the Affiliated Contribution are Casa de Monterey, Buena Vista Apartments, Crosswood Park Apartments, Mountain View Apartments, Pathfinder Village Apartments, Scotchollow Apartments, and The Towers of Westchester Park. The properties sold or to be sold to unaffiliated third parties are North Park Apartments, Chapelle Le Grande, Terrace Gardens, Forest Ridge Apartments, The Bluffs, Watergate Apartments, Shadowood Apartments and Vista Village Apartments.
     As of March 29, 2007, VMS National Properties Joint Venture (“VMS”) was authorized to complete both the Affiliated Contribution and the Unaffiliated Sales, as written notices of objection to the Transactions from limited partners owning more than 50% of the aggregate units (“Units”) of Portfolio I and Portfolio II were not received on or prior to March 28, 2007. The final number of objections received from limited partners by VMS is as follows: (i) 9.25 Units, or approximately 1% of the total outstanding Units, objected to the Affiliated Contribution, and (ii) 8.25 Units, or less than 1% of the total outstanding Units, objected to the Unaffiliated Sales.
     Limited partners have until April 20, 2007 to elect to receive partnership common units of AIMCO Properties, L.P. (“Common OP Units”), cash, or a combination of Common OP Units and cash in connection with the Affiliated Contribution, as described in the Proxy Statement-Prospectus.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VMS NATIONAL PROPERTIES JOINT VENTURE VMS National Residential Portfolio I

By:	MAERIL, Inc.
Managing General Partner

By:	/s/ Martha L. Long
Martha L. Long
Senior Vice President

VMS National Residential Portfolio II
By:	MAERIL, Inc.
Managing General Partner

By:	/s/ Martha L. Long
Martha L. Long
Senior Vice President

Date: April 5_, 2007